EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boise, Inc.:

We consent to the incorporation by reference in the registration statement on this Form S-8 of Boise Inc. of our report dated February 27, 2008, with respect to the consolidated balance sheets of Boise Paper Products as of December 31, 2007 and 2006, and the related consolidated statements of income, capital, and cash flows for each of the years in the three-year period ended December 31, 2007, incorporated herein by reference.

As discussed in Note 2 to the consolidated financial statements, the Company adopted EITF 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty, for the year ended December 31, 2006.

/s/ KPMG LLP

Boise, Idaho

April 30, 2008

E-29